EXHIBIT 5.1

[Letterhead of Pillsbury Winthrop LLP]

May 28, 2002

Fair, Isaac & Company, Incorporated
200 Smith Ranch Road
San Rafael, CA 94903-1996

    Re:
    Registration Statement on Form S-4

Ladies and Gentlemen:

        We are acting as counsel for Fair, Isaac and Company, Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of: (a) the shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, all of which are authorized but heretofore unissued shares, issuable to holders of common stock, par value $0.001 per share, of HNC Software Inc., a Delaware corporation ("HNC"), pursuant to an Agreement and Plan of Merger dated as of April 28, 2002 (the "Merger Agreement"), among the Company, HNC and Northstar Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and (b) the Company's Preferred Stock Purchase Rights that will be attached to and represented by the certificates issued for shares of the Common Stock (which Preferred Stock Purchase Rights have no market value independent of the Common Stock, to which they are attached). In this regard we have participated in the preparation of a Registration Statement on Form S-4 relating to such shares of Common Stock. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act (a "Rule 462(b) registration statement") is herein referred to as the "Registration Statement."

        We are of the opinion that the shares of Common Stock to be issued by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) and the Company's Preferred Stock Purchase Rights have been duly authorized and, when issued and delivered pursuant to the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein.

                      Very truly yours,

                      /s/ PILLSBURY WINTHROP LLP